Exhibit 99.1

Genie Energy Ltd. Reports First Quarter 2014 Results

NEWARK, NJ — May 7, 2014:  Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported revenue of $130.3 million and a net loss attributable to common stockholders of $7.1 million for the first quarter, the three months ended March 31, 2014.  IDT Energy, Genie’s retail energy provider business, reported a loss from operations of $0.9 million, including the impact of $3.5 million being rebated in the first and second quarters to customers to cushion the impact of last winter’s ‘polar vortex’ with its extraordinary wholesale electricity and natural gas price volatility.

•
In Northern Israel, Afek is proceeding through permitting process, with the public comment stage now complete.  Exploratory drilling is scheduled to begin in the second half of 2014 contingent on timely permitting

•	Consolidated revenue increased to $130.3 million from $85.3 million in the year ago quarter

•	In aftermath of the ‘polar vortex’, IDT Energy developing growth initiatives with expansion of products and territories that could be impactful in the second half of this year

•	IDT Energy is distributing approximately $3.5 million in rebates to its customers, contributing to its first quarterly loss since its inception, with Adjusted EBITDA of $(0.8) million

MANAGEMENT COMMENTS

Howard Jonas, Genie Energy’s Chairman and CEO, said, “At Genie Oil and Gas, we have been encouraged by the preliminary above ground geo-physical test results at our Afek Energy project in Northern Israel.  We have applied for the drilling permit needed to carry out our exploratory drilling program, and hope to start drilling in the second half of the year.”

Geoff Rochwarger, Genie Energy’s Vice Chairman and IDT Energy’s CEO, added, “As we discussed last quarter, like other retail energy providers, IDT Energy experienced unprecedented spikes in the cost of our electricity and gas supplies during the recent winter’s ‘polar vortex.’  To mitigate the impact of these increases on our customers, we significantly reduced our margins and, in addition, are rebating approximately $3.5 million directly to hard hit customers.  As a result, IDT Energy sustained its first quarterly loss from operations since inception nine years ago.  We expect that this past winter’s price volatility will continue to impact us somewhat in the second quarter, with modest additional rebate expense, lower rates of customer acquisition, and higher than average churn rates.   However, we remain bullish about IDT Energy’s growth prospects in the second half of the year and beyond.  We are developing new products to better protect customers from wholesale energy price volatility, and have excellent expansion opportunities as we gear up our sales efforts in Illinois and prepare to enter several new gas and dual meter territories.  By year’s end, we also expect that our Epiq marketing channel will begin contributing to RCE, meter and revenue growth.”

GENIE ENERGY 1Q14 CONSOLIDATED RESULTS

$ in millions, except EPS	1Q14	4Q13	1Q13	YoY Change (%/$)
Revenue	$130.3	$67.1	$85.3	52.8%
Gross profit	$9.9	$16.8	$19.0	(48.0)%
Gross margin percentage	7.6%	25.1%	22.3%	(1,470) basis points
SG&A and bad debt expense	$14.3	$12.9	$12.8	11.9%
Research and development expense	$2.1	$3.7	$2.5	(15.6)%
Equity in the net loss of AMSO, LLC	$0.0	$0.6	$1.1	$(1.1)
Adjusted EBITDA*	$(4.6)	$0.7	$3.6	$(8.2)
(Loss) income from operations	$(6.5)	$(0.4)	$2.6	$(9.1)
Net (loss) income loss attributable to Genie Energy’s common stockholders	$(7.1)	$(0.8)	$(1.8)	$(5.3)
Diluted (loss) income per share attributable to Genie Energy’s common stockholders	$(0.33)	$(0.04)	$(0.9)	$(0.24)
Net cash (used in) provided by operating activities	$(29.7)	$1.9	$(0.8)	$(28.9)

*Adjusted EBITDA is a non-GAAP measure intended to provide useful information that supplements Genie Energy’s or the relevant segment’s core operating results in accordance with GAAP.  In a change from prior practice, the calculation of Adjusted EBITDA excludes the impact of stock-based compensation for all periods presented. Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for a complete explanation of Adjusted EBITDA and reconciliation to the most directly comparable GAAP measure.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

As of March 31, 2014, Genie Energy had $157.5 million in total assets including $60.2 million in cash, cash equivalents, restricted cash (short and long term), and certificates of deposit.  Genie Energy’s liabilities totaled $46.9 million.  Working capital (current assets less current liabilities) totaled $100.2 million, compared to $105.8 million as of December 31, 2013.

Net cash used in operations in 1Q14 increased to $29.7 million from $0.8 million in 1Q13.  The increase primarily reflects an increase in working capital requirements, as the surge in wholesale energy costs late in the quarter due to the ‘polar vortex’ affected the working capital cycle, as evidenced by the sharp increase in net trade accounts receivable to $76.4 million from $42.9 million at December 31, 2013.  The Company has collected a significant portion of this receivable balance increase since the close of the quarter.

RESULTS BY SEGMENT

IDT Energy

$ in millions	1Q14	4Q13	1Q13	YoY Change (%)
Total revenue	$130.3	$67.1	$85.3	52.8%
Electricity revenue	$96.0	$50.1	$54.6	75.8%
Natural gas revenue	$34.3	$17.0	$30.7	11.8%
Gross profit	$9.9	$16.8	$19.0	(48.0)%
Gross margin percentage	7.6%	25.1%	22.3%	(1,470) basis points
SG&A and bad debt expense	$10.8	$10.1	$10.2	6.3%
Adjusted EBITDA	$(0.8)	$7.0	$9.1	$(9.9)
(Loss) income from operations	$(0.9)	$6.7	$8.9	$(9.8)

A confluence of issues in January and February associated with this past winter’s ‘polar vortex’ resulted in extraordinarily large spikes in the prices of wholesale electricity and natural gas in markets where IDT Energy and other retail providers purchase their supply.  These factors included sustained, extremely cold weather, the failure of the Independent System Operators (ISO) to deliver peak power, and unusually volatile commodity trading in the financial markets.  In some regions, wholesale prices increased briefly by factors of more than eight times.  IDT Energy responded by reducing its target margins in order to mitigate the severity of the commodity price increases on its customers.  In addition, IDT Energy is issuing an aggregate of $3.5 million in rebates to hard hit customers.

IDT Energy experienced accelerated levels of churn in the quarter as more customers migrated back to their incumbent utility. Additionally, IDT Energy temporarily suspended its customer acquisition efforts in certain territories that were most significantly affected by the increased prices, with both factors having a substantial impact on net meter levels.

RCEs at end of Quarter (in thousands)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Electricity RCEs	198	228	246	263	243
Natural gas RCEs	90	87	91	94	86
Total	288	315	337	357	329

IDT Energy’s residential customer equivalents (RCEs) decreased year over year and sequentially to 288,000 at March 31, 2014 primarily reflecting the loss of electric meters served.

Meters at end of Quarter (in thousands)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Electricity meters	256	282	300	314	319
Natural gas meters	135	145	156	161	166
Total	391	427	456	475	485

Total meters decreased to 391,000 at March 31, 2014, a significant decline from the prior quarter.  Gross meter acquisitions were 47,000 in 1Q14, compared to 66,000 in 1Q13, reflecting the lack of geographic expansion in 2013 and the impact of volatile prices and severe weather on churn rates and acquisition efforts.

Average monthly churn increased to 7.2% in 1Q14 from 6.3% during 4Q13 due to the price volatility described above.

Management expects customer acquisitions to improve significantly over the remainder of the year.  In 1Q14, IDT Energy’s acquisition program in the ComEd territory in Illinois gained traction.  Additionally, the Company has received regulatory approval to enter several additional jurisdictions to provide one or both commodities.  Finally, IDT Energy’s recently acquired Epiq network marketing channel is expected to begin generating significant meter acquisitions before year end.

IDT Energy’s revenue increased sharply to $130.3 million in 1Q14 from $85.3 million in the year ago quarter reflecting significant increases in the price per unit of commodity.  However gross profit - which decreased to $9.9 million from $19.0 million in 1Q13 - and gross margin - which decreased to 7.6% from 22.3% - both declined significantly, as discussed above.

Electricity revenue increased 75.8% year over year to $96.0 million in 1Q14. Although kWh of electricity sold decreased 9.8% year over year, revenue per kWh increased 94.9%.  However, IDT Energy’s cost per kWh increased 118.5 % compared to the year ago quarter. Consequently, gross profit on electric sales fell to $8.8 million from $10.3 million in the year ago quarter, as IDT Energy sought to reduce the impact of higher commodity prices on its customers.  Gross margin on electric sales decreased to 9.1% in 1Q14 from 19.0% in the year ago quarter.

Natural gas revenue increased 11.7% to $34.3 million in 1Q14.  Therms sold decreased 1.7% year over year,  However, the underlying cost that IDT Energy paid per therm increased 53.2% from the year ago quarter as a result of the severe cold weather.  Gross profit on gas sales decreased 87.2% to $1.1 million compared to the year ago quarter as a result.  Gross margin on gas sales decreased to 3.2% from 28.2% in the year ago quarter.

IDT Energy’s SG&A expense in 1Q14 increased 6.3% year over year to $10.8 million primarily due to an increase in purchase of receivables fees which are calculated as a percentage of IDT billings and which therefore increased dramatically with the increase in revenue.  This was partially offset by lower customer acquisition costs, reflecting the reduction in gross meter acquisitions.  As a percentage of IDT Energy’s total revenue, SG&A expense decreased to 8.3% from 11.9% in 1Q13.

IDT Energy generated an Adjusted EBITDA loss of $0.8 million compared to Adjusted EBITDA of $9.1 million in the year ago quarter, and a loss from operations of $0.9 million, compared to income from operations of $8.9 million in 1Q13.  The decreases in Adjusted EBITDA and income from operations primarily reflect the significant reductions in gross margin compared to the year ago as IDT Energy sought to reduce the impact of wholesale price volatility on its retail customers.

Genie Oil and Gas (GOGAS)

GOGAS currently generates no revenue.  GOGAS’ operating expenses consist primarily of research and development expense and expenses associated with its resource development and other business development efforts.  GOGAS accounts for its investment in AMSO, LLC using the equity method.

GOGAS reported $2.1 million of combined R&D and G&A expense in 1Q14, compared to $2.5 million in 1Q13.

Equity in the net loss of AMSO, LLC was nil in 1Q14, a decrease from $1.1 million in the year ago quarter, reflecting Genie’s decision not to fund its portion of the joint venture’s capital calls for the first and second quarters of 2014.

GOGAS’ loss from operations in 1Q14 was $2.4 million compared to a loss of $4.4 million in 4Q13 and a loss of $3.9 million in 1Q13.

GOGAS Operations - Project Updates

Afek — Oil and Gas Exploratory Project in Northern Israel
Afek was awarded a 36-month petroleum exploration license in Northern Israel in 2013.  Afek subsequently conducted above ground geophysical tests and based on its preliminary analysis, submitted a permit application for the exploratory drilling program.  The permit decision making process included a public comment period, which recently expired.  The reviewing committee will evaluate the comments received before announcing its decision on whether to issue the permit.  If approved on a timely basis, exploratory drilling is scheduled to begin in the second half of this year.  In the meantime, Afek continues to procure related services and logistics for the anticipated start of drilling operations.

Israel Energy Initiatives (IEI) — Oil Shale Exploration Project in Central Israel
In mid-April 2013, the Israeli government issued long delayed directives required for preparation and submission of an environmental impact statement that is a required component of IEI’s pilot test permit application.  IEI prepared and initially submitted its pilot application in June of 2013 to the Jerusalem District Building and Planning Committee. In November 2013, IEI submitted additional information for its application pursuant to a request by the Committee. The initial review process of the application conducted by the Jerusalem District Building and Planning Committee has been concluded, and the application process has proceeded to a review of the environmental documents by the Israeli Ministry of the Environment.  The review process is expected to extend at least through the remainder of 2014.

Genie Mongolia — Oil Shale Exploration Project in Central Mongolia
In April 2013, Genie Mongolia and the Petroleum Authority of Mongolia entered into an exclusive oil shale development agreement to explore and evaluate the commercial potential of oil shale resources on a 34,470 square kilometer area in Central Mongolia.  In 1Q14, Genie Mongolia continued surface mapping and other geophysical evaluation work and exploratory drilling.  Any subsequent commercial operations would be contingent upon implementation of a regulatory framework by the government for the permitting and licensing of commercial oil shale operations.

AMSO, LLC — Oil Shale RD&D Project in Western Colorado
During 1Q14, AMSO, LLC continued its review of alternative heating system solutions.  The heater development and new equipment qualification process will continue for some time, at least until the second half of 2014.  Significant progress was made in the design, construction and operation of specialized testing systems to qualify various components of the down-hole heaters under consideration.  A number of additional testing systems will be deployed over the coming months to aid in evaluating heater equipment for potential use in Pilot operations.

GOGAS did not fund its portion of the capital calls for the first and second quarters of 2014. Total funded GOGAS’ share in the aggregate amount of $1.7 million. As a result, GOGAS’ ownership interest in AMSO, LLC was reduced to 46.6% and Total’s ownership interest increased to 53.4%.  GOGAS is evaluating its options with respect to funding AMSO, LLC during the remainder of 2014, and funding of less than GOGAS’ full share will result in further dilution of its interest in AMSO, LLC.

GENIE ENERGY EARNINGS CONFERENCE CALL

Genie Energy’s management will host a conference call at 8:30 AM Eastern today, May 7th, to discuss financial and operational results, business outlook and strategy.  The call will begin with management’s remarks followed by Q&A with analysts and investors.

To listen to the call and/or to participate in the Q&A, dial 1-877-418-5260 (US toll free) or 1-412-717-9589 (international) and request the Genie Energy call.

Approximately one hour after the call concludes, an audio file with a replay of the call in MP3 format will be available on the “Investor Relations” section of the Genie Energy website http://www.genie.com/investors/investor-relations.  In addition, a teleconference replay will be available through May 16, 2014 at 1-877-344-7529 (US toll free) or at 1-412-317-0088 (international).  Callers should ask for conference call # 10045631.

This and subsequent Genie Energy quarterly earnings releases will not be distributed via news wire services.  Investors will be able to download the earnings release from the Genie Energy website investor relations page:  http://www.genie.com/investors/investor-relations.  Genie Energy encourages interested investors to sign up for email alerts through its website http://genie.com/investors/email-alerts/ to have earnings releases and other press releases emailed directly to them.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA) is comprised of IDT Energy and Genie Oil and Gas (GOGAS).  IDT Energy is a retail energy provider supplying electricity and natural gas to residential and small business customers in the Northeastern United States.  GOGAS is pioneering technologies to produce clean and affordable transportation fuels from the world's abundant oil shales and other fuel resources.  GOGAS resource development projects include a conventional oil and gas exploration program in Israel and in-situ oil shale projects in Colorado, Israel and Mongolia. For more information, visit www.genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to return to profitability and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
Genie Energy Investor Relations
Bill Ulrey
P: (973) 438-3848
E-mail: invest@genie.com

GENIE ENERGY LTD.
CONSOLIDATED BALANCE SHEETS

	March 31, 2014	December 31, 2013
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$46,351	$73,885
Restricted cash—short-term	10,994	14,429
Certificates of deposit	1,732	4,343
Trade accounts receivable, net of allowance for doubtful accounts of $930 at March 31, 2014 and December 31, 2013	76,372	42,926
Inventory	651	3,344
Prepaid expenses	4,436	3,408
Deferred income tax assets, net	840	840
Other current assets	3,446	2,917
Total current assets	144,822	146,092
Property and equipment, net	645	561
Goodwill	7,230	7,349
Restricted cash—long-term	1,112	1,127
Other assets	3,656	3,714
Total assets	$157,465	$158,843
Liabilities and equity
Current liabilities:
Trade accounts payable	$30,878	$25,302
Accrued expenses	11,641	9,856
Advances from customers	244	1,103
Income taxes payable	—	2,075
Due to IDT Corporation	232	541
Other current liabilities	1,582	1,457
Total current liabilities	44,577	40,334
Other liabilities	2,279	2,169
Total liabilities	46,856	42,503

Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 1,917 shares issued and outstanding at March 31, 2014 and December 31, 2013	16,303	16,303
Class A common stock, $.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at March 31, 2014 and December 31, 2013	16	16
Class B common stock, $.01 par value; authorized shares—200,000; 19,824 and 19,755 shares issued and 19,765 and 19,696 shares outstanding at March 31, 2014 and December 31, 2013, respectively	198	198
Additional paid-in capital	84,543	82,791
Treasury stock, at cost, consisting of 59 shares of Class B common stock at March 31, 2014 and December 31, 2013	(473)	(473)
Accumulated other comprehensive income	713	745
Retained earnings	14,462	21,552
Total Genie Energy Ltd. stockholders’ equity	115,762	121,132
Noncontrolling interests:
Noncontrolling interests	(4,153)	(3,792)
Receivable for issuance of equity	(1,000)	(1,000)
Total noncontrolling interests	(5,153)	(4,792)
Total equity	110,609	116,340
Total liabilities and equity	$157,465	$158,843

GENIE ENERGY LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2014	2013
	(in thousands, except per share data)
Revenues:
Electricity	$96,034	$54,624
Natural gas	34,314	30,707
Total revenues	130,348	85,331
Direct cost of revenues	120,452	66,312
Gross profit	9,896	19,019

Operating expenses and losses:
Selling, general and administrative (i)	14,289	12,769
Research and development	2,100	2,488
Equity in the net loss of AMSO, LLC	—	1,129
(Loss) income from operations	(6,493)	2,633
Interest income	93	166
Financing fees	(945)	(1,006)
Other income (expense), net	17	(168)
(Loss) income before income taxes	(7,328)	1,625
Benefit from (provision for) income taxes	181	(1,722)
Net loss	(7,147)	(97)
Net loss (income) attributable to noncontrolling interests	363	(1,413)
Net loss attributable to Genie Energy Ltd.	(6,784)	(1,510)
Dividends on preferred stock	(306)	(306)
Net loss attributable to Genie Energy Ltd. common stockholders.	$(7,090)	$(1,816)
Basic and diluted loss per share attributable to Genie Energy Ltd. common stockholders	$(0.33)	$(0.09)
Weighted-average number of shares used in calculation of basic and diluted loss per share	21,170	19,541
(i) Stock-based compensation included in selling, general and administrative expense	$1,839	$956

GENIE ENERGY LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2014	2013
	(in thousands)
Operating activities
Net loss	$(7,147)	$(97)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	29	25
Stock-based compensation	1,839	956
Loss on disposal of property	—	38
Equity in the net loss of AMSO, LLC	—	1,129
Change in assets and liabilities:
Restricted cash	3,450	(6)
Trade accounts receivable	(33,446)	(6,488)
Inventory	2,693	2,375
Prepaid expenses	(1,028)	1,749
Other current assets and other assets	(471)	124
Trade accounts payable, accrued expenses and other current liabilities	7,620	(9)
Advances from customers	(859)	(1,315)
Due to IDT Corporation	(309)	(154)
Income taxes payable	(2,089)	838
Net cash used in operating activities	(29,718)	(835)
Investing activities
Capital expenditures	(114)	(11)
Capital contributions to AMSO, LLC	—	(762)
Proceeds from maturities of certificates of deposit	2,600	—
Proceeds from maturities of marketable securities	—	4,000
Net cash provided by investing activities	2,486	3,227
Financing activities
Dividends paid	(306)	(211)
Proceeds from exercise of stock options	23	50
Repurchases of Class B common stock from employees	—	(126)
Net cash used in financing activities	(283)	(287)
Effect of exchange rate changes on cash and cash equivalents	(19)	134
Net (decrease) increase in cash and cash equivalents	(27,534)	2,239
Cash and cash equivalents at beginning of period	73,885	69,409
Cash and cash equivalents at end of period	$46,351	$71,648

Reconciliation of Non-GAAP Financial Measure for the First Quarter of 2014
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the first quarter of 2014 Adjusted EBITDA, which is a non-GAAP measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, research and development expense, and equity in net loss of AMSO, LLC, plus depreciation and stock-based compensation (which are included in selling, general and administrative expense). Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add depreciation and stock-based compensation.

Management believes that Genie Energy’s Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation is considered an operating cost under GAAP, it primarily represents the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s business may be capital intensive in the future, Genie Energy does not expect to incur significant capital expenditures for the foreseeable future. Genie Energy’s operating results exclusive of depreciation is therefore a useful indicator of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, which is income (loss) from operations for Genie Energy’s reportable segments and net income (loss) for Genie Energy on a consolidated basis.

Genie Energy Ltd. Reconciliation of Adjusted EBITDA to Net Loss (unaudited) $ in thousands

	Total	IDT Energy	GOGAS	Corporate
Three Months Ended March 31, 2014 (1Q14)
Adjusted EBITDA	$(4,625)	$(764)	$(2,273)	$(1,588)
Subtract:
Stock-based compensation	1,839	142	138	1,559
Depreciation	29	3	26	-
Loss from operations	(6,493)	$(909)	$(2,437)	$(3,147)
Interest income	93
Financing fees	(945)
Other income, net	17
Benefit from income taxes	181
Net loss	(7,147)
Net loss attributable to noncontrolling interests	363
Net loss attributable to Genie Energy Ltd.	$(6,784)

	Total	IDT Energy	GOGAS	Corporate
Three Months Ended December 31, 2013 (4Q13)
Adjusted EBITDA	$670	$6,989	$(4,284)	$(2,035)
Subtract:
Stock-based compensation	1,026	262	138	626
Depreciation	30	3	26	1
(Loss) income from operations	(386)	$6,724	$(4,448)	$(2,662)
Interest income	100
Financing fees	(692)
Other expense, net	(100)
Provision for income taxes	(38)
Net loss	(1,116)
Net loss attributable to noncontrolling interests	635
Net loss attributable to Genie Energy Ltd.	$(481)

	Total	IDT Energy	GOGAS	Corporate
Three Months Ended March 31, 2013 (1Q13)
Adjusted EBITDA	$3,614	$9,125	$(3,882)	$(1,629)
Subtract:
Stock-based compensation	956	264	18	674
Depreciation	25	5	20	-
Income (loss) from operations	2,633	$8,856	$(3,920)	$(2,303)
Interest income	166
Financing fees	(1,006)
Other expense, net	(168)
Provision for income taxes	(1,722)
Net loss	(97)
Net income attributable to noncontrolling interests	(1,413)
Net loss attributable to Genie Energy Ltd.	$(1,510)